SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Nicor Inc.
P.O. Box 3014, Naperville, Illinois 60566-7014
630/305-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 30, 2003

The Annual Meeting of Stockholders of Nicor Inc. will be held at The Northern Trust Company, 6th Floor Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Wednesday, April 30, 2003, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

1)	election of a Board of Directors; and

2)	transacting such other business as may be properly brought before the meeting.

Only stockholders of record on the books of Nicor at the close of business on March 3, 2003, will be entitled to vote at the meeting. The stock transfer books will not be closed.

PAUL C. GRACEY, JR.
Vice President, General Counsel
and Secretary

March 31, 2003

IMPORTANT

Nicor has approximately 26,000 registered stockholders. Your vote is important, and we urge you to sign, date and mail all proxies you receive even though you plan to attend. If you attend the meeting, you may vote personally on all matters brought before the meeting.

Your prompt action in returning your proxy will be greatly appreciated. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience.

The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets in Chicago, Illinois. The map below shows parking garages and lots in the immediate vicinity.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc., P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on April 30, 2003. Nicor will pay the cost of soliciting proxies. In addition to solicitation by mail, officers and employees of Nicor may solicit proxies by telephone, by facsimile or in person. A copy of Nicor’s 2002 Annual Report, the Proxy Statement and the form of proxy is scheduled to be mailed on or about March 31, 2003 to all stockholders of record on March 3, 2003.

VOTING

As of March 3, 2003, Nicor had outstanding 44,021,792 shares of Common Stock and 85,432 shares of Preferred Stock. Each share, regardless of class, entitles the holder to one vote on each matter properly brought before the meeting. Stockholders have cumulative voting rights in the election of Directors. For each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. The presence of a majority of the votes of the shares of Nicor entitled to vote on the matters to be considered will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the nominees, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter (“broker nonvotes”) will not affect the outcome.

You can revoke your proxy at any time before it is exercised by timely delivery to Nicor of a written statement that your proxy is revoked or of a properly executed, later-dated proxy, or by voting by ballot at the meeting. All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with the instructions set forth in the proxy. If you do not indicate how your shares should be voted on a matter, the shares, if represented by a properly executed proxy, will be voted as the Board of Directors recommends.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the only holder known to the company to own beneficially more than 5% of the company’s Common Stock as of December 31, 2002:

Name and Address of Beneficial Owner	Number of Common Shares Owned	Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,829,050	6.4%

Wellington Management Company, LLP, a holding company and investment adviser, filed a Schedule 13G with the Securities and Exchange Commission on February 5, 2003, in which it stated that it beneficially owns 2,829,050 shares of Nicor Common Stock. In its Schedule 13G, Wellington Management Company, LLP stated that it has shared voting power as to 1,156,550 shares and shared investment power as to 2,829,050 shares.

ELECTION OF DIRECTORS

The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

Nominees

The names of the nominees are set forth below along with their business experience during the last five years and other directorships currently held, including directorships with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Northern Illinois Gas Company, doing business as Nicor Gas Company, a subsidiary of Nicor Inc.

ROBERT M. BEAVERS, JR.; Age 59

Director since 1992

Business experience:    Chairman and Chief Executive Officer since 2000, Best Harvest
      Bakeries (Commercial Bakeries); Senior Vice President 1980-1999,
McDonald’s Corporation (Restaurants).

BRUCE P. BICKNER; Age 59

Director since 1996

Business experience:    Independent consultant; formerly Chairman and Chief Executive
      Officer, 1985-2002, DEKALB Genetics Corporation (Agricultural Genetics and
      Technology); Executive Vice President, 1999-2001, and Co-President Global Seed Group,
1998-1999, Monsanto Company (Agricultural Chemicals and Seed).

JOHN H. BIRDSALL, III; Age 59 Director since 1982 Business experience: Private investor; formerly President, 1982-1986, Birdsall, Inc., a subsidiary of Nicor Inc. (Containerized Shipping).

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THOMAS A. DONAHOE; Age 67

Director since 1998

Business experience:    Retired; formerly Partner, 1970-1996, as well as Managing Partner
      —Operations—Audit Practice, 1995-1996 and Vice Chairman 1988-1995, Price
      Waterhouse LLP (Accounting and Consulting Services).

Directorship: Andrew Corporation

THOMAS L. FISHER; Age 58

Director since 1988

Business experience:    Chairman of the Board since 1996, Chief Executive Officer since 1995, and President 1994-2002, Nicor Inc., as well as Chairman of the Board since 1996,
      Chief Executive Officer since 1988 and President 1988-2002,
Nicor Gas Company.

JOHN E. JONES; Age 68

Director since 1993

Business experience:    Retired; formerly Chairman of the Board and Chief Executive Officer,
      1989-1996, as well as President and Chief Operating Officer, 1988-1996, CBI Industries,
      Inc. (Industrial Construction).

Directorships: Amsted Industries, Inc.; Valmont Industries, Inc.

DENNIS J. KELLER; Age 61

Director since 1994

Business experience:    Chairman of the Board since 1987, as well as Co-Chief Executive
      Officer since 2002 and Chief Executive Officer 1987-2002, DeVry Inc., as well as
      Chairman of the Board and Chief Executive Officer since 2002, DeVry University, Inc.
      (Technical and Management Education).

Directorship: DeVry Inc.

WILLIAM A. OSBORN; Age 55

Director since 1999

Business experience:    Chairman of the Board and Chief Executive Officer since 1995,
      Northern Trust Corporation (Banking and Trust Services).

Directorships: Caterpillar Inc.; Northern Trust Corporation; Tribune Company.

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JOHN RAU; Age 54

Director since 1998

Business experience:    President and Chief Executive Officer since December 31, 2002, Miami
      Corporation(Private Asset Management); Chairman, 2000-2002, Chicago Title and Trust
      Company Foundation (Charitable Foundation); President and Chief Executive Officer,
      1997-2000, Chicago Title Corporation (Financial Services).

Directorships: BorgWarner Inc.; First Industrial Realty Trust, Inc.

JOHN F. RIORDAN; Age 67

Director since 2001

Business experience:    President and Chief Executive Officer since 2000, Gas Technology
      Institute (Not-For-Profit Research and Education); Vice Chairman, 1998-1999, KN Energy,
      Inc. (Integrated Natural Gas);President and Chief Executive Officer, 1988-1998, MIDCON
      Corporation (Natural Gas Pipeline).

Directorship: National Fuel Gas Company

PATRICIA A. WIER; Age 65

Director since 1990

Business experience:    Independent business consultant since 1994; formerly President,
      1986-1993, Encyclopaedia Britannica North America, a division of Encyclopaedia
Britannica, Inc. (Publishing).

Board and Committee Meetings

The Nicor Board has an Audit Committee, a Compensation Committee and a Committee on Directors. During 2002, there were eight meetings of the Board of Directors, 12 meetings of the Audit Committee, four meetings of the Compensation Committee and two meetings of the Committee on Directors. All incumbent Directors attended 90% or more of the aggregate number of meetings of the Board and Committees on which they served.

In July 2002, the Board appointed a Special Committee of independent, nonmanagement Directors to conduct an inquiry into the issues surrounding natural gas purchases, sales, transportation and storage, in response to allegations that Nicor Gas acted improperly in connection with its Performance-Based Rate (PBR) plan. During 2002, there were eight meetings of the Special Committee and each member attended 100% of the meetings.

Committees

Members of the Audit Committee are Messrs. Bickner (Chairperson), Birdsall, Donahoe and Jones. Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Audit Committee Report” and in the Audit Committee Charter that is included as Appendix A.

Members of the Compensation Committee are Messrs. Beavers, Keller (Chairperson) and Rau and Mrs. Wier. The Committee is responsible for reviewing and approving or, where appropriate, making recommendations to the

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Board of Directors relating to executive changes, salaries and benefits. Additional information regarding the Compensation Committee and its functions and responsibilities is included in this proxy statement under the caption “Compensation Committee Report.”

Members of the Committee on Directors are Messrs. Donahoe, Jones (Chairperson), Osborn, Rau and Riordan. The Committee is responsible for recommending Director nominees, Board committee members and nonmanagement Directors’ compensation to the Board of Directors. Stockholders may recommend Director nominees for consideration by the Committee at any time in writing, giving pertinent background information.

Members of the Special Committee were Messrs. Bickner (Chairperson), Birdsall, Donahoe and Jones. In addition, Mr. Riordan acted as a consultant to the Special Committee. The Committee was responsible for conducting an inquiry into issues surrounding natural gas purchases, sales, transportation and storage, in response to allegations that Nicor Gas acted improperly in connection with its PBR plan. The report of the independent counsel to the Special Committee was completed and forwarded by the Special Committee to the Board of Directors in October 2002, and filed on Form 8-K with the Securities and Exchange Commission.

Directors’ Compensation

Directors who are not Nicor or subsidiary officers receive an annual retainer of $25,000, plus a $1,000 fee for each Board, Committee and stockholders meeting attended. Chairpersons of the Audit and Compensation Committees and the Committee on Directors are paid an additional retainer of $5,000 per year. In addition to meeting fees, the Chairperson of the Special Committee received an additional retainer of $25,000 and each other member of the Special Committee and Mr. Riordan, who acted as a consultant to the Special Committee, received an additional retainer of $10,000. Directors may elect to defer the payment of retainers and fees (excepting Special Committee retainers and fees) using an interest equivalent option or a share unit option. The interest equivalent option accrues interest quarterly at a prime interest rate. At retirement, the Director receives a cash payment equal to the value in his/her account. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted into additional share units based on then-current market prices for Nicor’s Common Stock. At retirement, the Director will be entitled to a cash payment based on the number of share units then held and the then-current market price of Nicor Common Stock. Once each year a Director may switch all or part of the deferred balance between the interest equivalent option and the share unit option. Nonofficer Directors as a group received 6,995 share units for compensation deferred and dividends paid during 2002, with an average per share price of $37.37. Nonofficer Directors also receive a grant of 300 shares of Nicor Common Stock, together with a cash award equivalent to the then market value of the shares, five months following commencement of each term that they serve.

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SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the number of shares of Nicor Common Stock beneficially owned by each of Nicor’s Directors and the executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group as of March 3, 2003, with sole voting and investment power except as otherwise noted, and share units held in the Directors’ Deferred Compensation Plan. No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock and no Director or executive officer owns any shares of Preferred Stock.

Name of Beneficial Owner	Shares Beneficially Owned		Directors’ Deferral Plan Units(1)
Robert M. Beavers, Jr.	8,151		0
George M. Behrens	32,132	(2)(3)	0
Bruce P. Bickner	10,026		0
John H. Birdsall, III	329,141	(4)	0
Philip S. Cali	94,378	(2)(3)	0
Thomas A. Donahoe	5,657	(3)	6,096
Thomas L. Fisher	218,024	(2)(3)	0
Kathleen L. Halloran	73,163	(2)	0
John E. Jones	3,400		5,850
Dennis J. Keller	3,500		11,959
William A. Osborn	2,900		0
John Rau	3,500		4,736
John F. Riordan	1,420	(3)	1,708
Russ M. Strobel	18,462	(2)(3)	0
Patricia A. Wier	6,983		13,113
Directors and Executive Officers as a Group	810,837	(2)(3)(4)
Percentage of class	1.8

(1)	Share units held in the Directors Deferred Compensation Plan and payable in cash. The value of these share units depends directly on the performance of Nicor Common Stock.

(2)

Includes shares or share equivalents held pursuant to company benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Mr. Behrens, 23,300; Mr. Cali, 78,600; Mr. Fisher, 141,000; Ms. Halloran, 58,500; Mr. Strobel, 10,000; and all Directors and executive officers as a group, 311,400; (b) shares held by the Savings Investment and Thrift Trust for: Mr. Behrens, 3,519; Mr. Cali, 4,754; Mr. Fisher, 20,922; Ms. Halloran, 1,441; and all Directors and executive officers as a group, 30,636; and (c) share unit equivalents credited to their accounts under the Stock Deferral Plan, which enables officers to defer, and convert, up to 50% of their cash awards from the Annual Incentive Compensation Plan or Long-Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred: Mr. Behrens, 3,205; Mr. Cali, 3,565; Mr. Fisher, 42,858; Ms. Halloran, 6,600; Mr. Strobel, 1,886; and all Directors and executive officers as a group, 58,114.

(3)

Includes shares held jointly or in common with a spouse, by a spouse or in trust as follows: Mr. Behrens, 2,108; Mr. Cali, 2,827; Mr. Donahoe, 5,657; Mr. Fisher, 12,993; Mr. Riordan, 1,420; Mr. Strobel, 6,576; and all Directors and executive officers as a group, 31,581.

(4)	Includes 25,200 shares owned by a trust in which Mr. Birdsall is co-trustee with shared voting and investment power, and for which he disclaims any beneficial interest.

Stock ownership guidelines have been established for Directors and officers of Nicor and its subsidiaries. These guidelines were established to align their interests with those of the stockholders and to strengthen their focus on activities that create shareholder value. The guidelines, stated as a multiple of the Director’s annual retainer plus fees or the officer’s base salary, are as follows: Nonofficer Director, three times; Chief Executive Officer, three times; President, three times; Executive Vice President, Senior Vice President or President of a subsidiary, one and a half times; Vice President, one times; and Assistant Vice President, one-half times.

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Directors and officers are asked to comply with these guidelines through ownership of stock or stock equivalents within five years of becoming a Director or officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Nicor stock by executive officers and Directors of the company are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. Due to an administrative error, Nicor was late in filing reports on behalf of Directors and executive officers for the accrual of share units under the Directors’ Deferred Compensation Plan and the Stock Deferral Plan, each of which required a separate report, as follows: Mr. Behrens, three reports; Mr. Cali, three reports; Mr. Donahoe, two reports; Mr. Fisher, four reports; Ms. Halloran, three reports; Mr. Keller, two reports; Mr. Rau, two reports; Mr. Riordan, two reports; and Mrs. Wier, two reports.

COMPENSATION COMMITTEE REPORT

The following information regarding compensation is given with respect to the Chief Executive Officer and other executive officers.

Executive Compensation Philosophy

Executive compensation at Nicor is intended to assure that the company is able to attract and retain management capable and motivated to serve stockholder, customer and employee interests. Nicor’s executive compensation program is based upon two central objectives:

•	Provide market-competitive compensation opportunities; and

•	Create strong links between shareholder value, financial performance and the pay of Nicor’s top officers.

To achieve these objectives, the Compensation Committee reviews executive assignments, responsibilities and performance. The Committee establishes or, where appropriate, makes recommendations to the Board of Directors for executive compensation program design and participation; salaries; and incentive compensation opportunities, performance objectives and awards. The Committee is composed of outside directors, none of whom has interlocking relationships with Nicor. The Committee has access to independent compensation consultants and to competitive pay and industry compensation practices.

Nicor’s executive compensation program has three components — base salary, annual incentive and long-term incentive compensation.

Base Salary

Individual salaries are set within a broad band structure with market reference points based on an annual review of pay for comparable positions in the energy and general industries. Market reference points for each position are targeted to approximately the 50th percentile of similarly sized companies, with a greater emphasis toward the energy industry. In addition, the Committee takes into account additional factors in setting salaries, such as performance, responsibilities, and leadership.

Annual Incentives

Participation in the annual incentive compensation plan, which in 2002 included the Chief Executive Officer and the other named executive officers, is extended to those positions that play the most important roles in carrying out Nicor’s annual operating plans. Annual incentive compensation opportunities are based on periodic reviews of comparable positions in the same manner as described previously for salaries and are targeted to the 50th percentile of the competitive data.

For 2002, Nicor officers had 50%-70% of their annual incentive target based on goals related to the performance of Nicor Gas, Nicor’s primary subsidiary, and 30%-50% related to the performance of the nonutility and other energy operations. Specific weightings for each officer are based on their roles and responsibilities within the company. In addition, in establishing the actual bonus awards to be made, the Compensation

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Committee may take into account facts and circumstances that exist during the year. Target incentive award opportunities range from 30% to 65% of salary, with maximum possible payouts set at 150% of target. No awards were earned for 2002.

Long-Term Incentives

The long-term incentive compensation program is primarily composed of stock options and performance units and is intended to focus senior management clearly on Nicor’s long-term objective of creating value for shareholders. Under this program, participants generally receive periodic grants of stock options and an equal value of performance units with a combined target award value based on periodic comparisons to the 50th percentile levels for comparable positions at similarly sized companies, as described in the salary section above. Participants in the Long-Term Incentive Program are selected by the Compensation Committee and include the Chief Executive Officer and other executive officers who are responsible for setting and carrying out Nicor’s longer-range strategic plans.

•	Stock options carry a maximum 10-year term and are issued with an exercise price equal to the fair market value at the date of grant.

•

Both stock options and performance units vest after one year, but the exercise of stock options is generally restricted for a three-year period. At the end of the restricted period, the stock options automatically become exercisable.

•

For Performance Cash Unit Awards made in 2002 with a performance period of 2002 through 2004, each performance unit is targeted at $1.00 and can be earned based equally upon objectives established by the Compensation Committee for (a) Nicor’s three-year total shareholder return relative to the S&P Utilities Index (the same peer group used in the Stock Performance Graph shown following this report) and (b) the Company’s earnings per share growth over the three-year performance period. The potential number of performance units earned can range from 0% to 200% of the number granted. Performance on each objective is assessed independently. A payout of 100% of the units granted is achieved when Nicor’s performance is in the 60th percentile of the total shareholder return peer group comparison and the three-year earnings per share growth is 21%.

•

Prior to 2001, the Company had a plan that provided awards based on Nicor’s total shareholder return compared to that of its peers. The plan operated on multi-year cycles. For the Dividend Performance Unit Award with the performance cycle 2000 through 2002, Dividend Performance Units could have been earned based upon objectives established by the Compensation Committee for Nicor’s three-year total shareholder return relative to the S&P Utilities Index. The potential number of Dividend Performance Units earned ranged from 0% to 150% of the number granted. A payout of 100% of the units granted would be achieved if Nicor’s performance was in the 60th percentile of the peer group comparison. If Nicor’s total shareholder return for the performance period was not positive, Dividend Performance Units would not be earned, regardless of performance relative to the S&P Utilities Index. The 2000 through 2002 cycle was the last open cycle of this plan. Long-term incentive compensation relating to dividend performance units for executive officers for the 2000 through 2002 cycle was 75% of target. These dividend performance units awarded in 2000 accrued dividend equivalents at the rate dividends were paid on a share of Nicor Common Stock during the performance period.

CEO Compensation

On March 21, 2002, Mr. Fisher’s base salary was increased by $40,000 or 6.25%. The Committee considered the following factors when reviewing Mr. Fisher’s salary: his job responsibility and scope; competitive data in utility and diversified utility companies, as well as general industry; his past salary adjustments; and individual performance, including leadership, organizational development, shareholder/investor relations and civic/community/industry activities. The Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others.

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Mr. Fisher did not receive any annual incentive compensation payout for 2002. The target award was based on the achievement of predefined net income objectives, 70% based on utility performance and 30% based on nonutility performance. The predefined net income objectives were not achieved; therefore, no award was earned.

The Committee awarded Mr. Fisher a grant of 60,000 stock options and 520,000 performance units on March 21, 2002. These awards were calibrated to the 50th percentile of competitive data for his position as described in this report. The performance units awarded to Mr. Fisher in 2002 have a performance period of 2002 through 2004, and may be earned subject to the total shareholder return and earnings growth criteria described in this report.

1993 Tax Act

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. This section provides that compensation in excess of $1 million paid or accrued by Nicor to any of the five most highly compensated employees is not deductible by Nicor unless it meets procedural criteria mandated by law.

The Compensation Committee has carefully reviewed the impact of Section 162(m) as it applies to Nicor’s compensation programs. It is the Committee’s policy to maximize the effectiveness, as well as the tax deductibility, of Nicor’s executive compensation programs. Therefore, the Committee considers it to be in the best interests of Nicor’s stockholders to retain somewhat broader discretion in determination of performance criteria and administration of the company’s Annual Incentive Programs. In view of anticipated compensation levels of the covered employees in fiscal year 2003, the Committee expects that all compensation paid or accrued will qualify as a tax deductible amount.

Compensation Committee of the Board of Directors of Nicor Inc.

Dennis J. Keller, Chairperson    Robert M. Beavers, Jr.    John Rau    Patricia A. Wier

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STOCK PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for Nicor Common Stock, the S&P Utilities Index and the S&P 500 Index (both of which include Nicor Common Stock) as of December 31 of each of the years indicated, assuming $100 was invested on January 1, 1998, and all dividends were reinvested.

Comparison of Five-Year Cumulative Total Return

Nicor	$104	$83	$116	$117	$100
S&P Utiltities	115	105	167	116	81
S&P 500	129	156	141	125	97
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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows executive compensation for the years indicated for the Chief Executive Officer and the four other highest-compensated executive officers.

Annual Compensation
Long-Term Compensation
				Awards	Payouts
Name and Principal Position	Year	Salary	Bonus	Shares Underlying Options	Long-Term Incentive Plan (1)	All Other Compensation (2)
T. L. Fisher Chairman and Chief Executive Officer of Nicor and Nicor Gas	2002 2001 2000	$670,769 633,077 601,231	$0 499,200 175,813	60,000 60,000 50,000	$194,625 85,925 0	$84,508 77,825 65,527

R. M. Strobel President of Nicor and Nicor Gas (3)	2002 2001	$316,154 269,712	$0 173,500	18,400 12,900	$0 0	$64,730 13,341

K. L. Halloran Executive Vice President Finance and Administration of Nicor and Nicor Gas	2002 2001 2000	$301,923 271,539 257,692	$0 165,000 68,875	18,700 14,600 21,000	$54,495 39,015 0	$31,253 27,509 23,245

P. S. Cali Executive Vice President Operations of Nicor and Nicor Gas	2002 2001 2000	$286,077 271,154 261,539	$0 163,800 59,719	17,500 14,500 21,600	$56,442 19,640 0	$321,061 16,220 15,315

G. M. Behrens Vice President Administration and Treasurer of Nicor and Nicor Gas	2002 2001 2000	$212,154 203,692 193,000	$0 86,520 30,725	8,400 8,400 13,800	$33,087 12,275 0	$11,138 10,693 10,132

(1)

Payouts under the Dividend Performance Unit program of the Long-Term Incentive Plan are made in cash or can be deferred (up to 50%) and converted into share unit equivalents in the Stock Deferral Plan. Payouts in 2002 relate to the Dividend Performance Units awarded in 2000 having a 2000-2002 performance period.

(2)

Amounts shown for 2002 include company contributions to the Savings Investment Plan and credits to the Supplemental Savings Investment Plan for Mr. Fisher, Mr. Strobel, Ms. Halloran, Mr. Cali and Mr. Behrens of $31,694, $19,206, $14,266, $13,517 and $11,138, respectively; interest earned in excess of market on deferred salary for Mr. Fisher, Mr. Strobel, Ms. Halloran and Mr. Cali of $47,400, $1,462, $16,987 and $2,544, respectively; credits to the Supplemental Senior Officer Retirement Plan for Mr. Strobel of $44,062; credits under the 1968 Incentive Compensation Plan for Mr. Fisher of $5,414; and a payment to be made in January 2004 to Mr. Cali of $305,000 in connection with his January 1, 2003 retirement.

(3)	Not an executive officer in 2000.

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Option Grants in 2002 The following table shows stock options granted in 2002 to the Chief Executive Officer and the four other highest-compensated executive officers:
	Individual Grants
Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value(2) ($)
T. L. Fisher	60,000	33%	45.05	03/21/12	399,000
R. M. Strobel	18,400	10%	45.05	03/21/12	122,360
K. L. Halloran	18,700	10%	45.05	03/21/12	124,355
P. S. Cali	17,500	10%	45.05	03/21/12	116,375
G. M. Behrens	8,400	5%	45.05	03/21/12	55,860

(1)

Options vest on March 21, 2003 and become exercisable on March 22, 2005. The Compensation Committee may permit optionees to transfer options, without consideration, to family members, family trusts or family partnerships.

(2)

Present value of grants on March 21, 2002, the date of grant, using a Black-Scholes option-pricing model with the following assumptions: dividend yield of 4.1%, volatility of 21.1%, risk-free interest rate of 4.7%, and expected period outstanding of four years. The weighted-average present value of options granted in 2002 was $6.65.

Aggregated Option Exercises in 2002 and Year-End Option Values

The following table shows the aggregated stock option exercises in 2002 and December 31, 2002 stock option values for the Chief Executive Officer and the four other highest-compensated executive officers:

Name	Shares Acquired On Exercise	Value Realized (1) $	Number of Shares Underlying Unexercised Options at Year-End 2002 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options At Year-End 2002 (2) Exercisable/Unexercisable $
T. L. Fisher	32,100	409,275	91,000/170,000	53,400/98,375
R. M. Strobel	0	0	0/41,300	0/0
K. L. Halloran	11,000	230,540	37,500/54,300	62,940/41,318
P. S. Cali	11,000	237,435	42,500/53,600	175,340/42,498
G. M. Behrens	7,500	124,600	9,500/30,600	0/27,152

(1)	Value based on the market value of Nicor’s Common Stock at date of exercise minus the exercise price.

(2)	Value based on the market value of Nicor’s Common Stock at December 31, 2002, minus the exercise price.

12

Long-Term Incentive Plan Awards in 2002 The following table shows performance units granted in 2002 to the Chief Executive Officer and the four other highest-compensated executive officers:
			Estimated Future Payouts Under Non-Stock Price-Based Plan
Name	Number of Units	Performance Period	Threshold($)	Target($)	Maximum($)
T. L. Fisher	520,000	2002 thru 2004	130,000	520,000	1,040,000
R. M. Strobel	153,000	2002 thru 2004	38,250	153,000	306,000
K. L. Halloran	155,000	2002 thru 2004	38,750	155,000	310,000
P. S. Cali	145,000	2002 thru 2004	36,250	145,000	290,000
G. M. Behrens	70,000	2002 thru 2004	17,500	70,000	140,000

Each performance unit is valued at $1.00 target. The payout is determined by a performance multiplier which ranges from 0 to 2.0 based equally on Nicor’s total shareholder return over the performance period as compared to the performance of the S&P Utilities Index and the company’s earnings per share growth over the performance period.

Retirement Benefits Under Retirement Arrangements

The following table shows the estimated annual benefits under Nicor’s retirement plans on a straight life annuity basis at age 65 for various compensation bases and years of service classifications.

	Years of Service
Base Compensation	15	20	25	30	35
$150,000	$37,605	$50,139	$62,674	$75,209	$84,584
250,000	64,605	86,139	107,674	129,209	144,834
350,000	91,605	122,139	152,674	183,209	205,084
450,000	118,605	158,139	197,674	237,209	265,334
550,000	145,605	194,139	242,674	291,209	325,584
650,000	172,605	230,139	287,674	345,209	385,834
750,000	199,605	266,139	332,674	399,209	446,084
850,000	226,605	302,139	377,674	453,209	506,334

The Retirement Plan, which covers all Nicor and Nicor Gas employees hired through December 31, 1997 and not covered by a bargaining agreement, including most executive officers of Nicor, is an actuarially-based, defined benefit plan with benefits determined by “Base Compensation” (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under “Salary” in the Summary Compensation Table. Benefits payable under the Retirement Plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Supplemental Retirement Plan. Under the Retirement Plan, an employee may elect to receive a lump sum benefit at retirement in lieu of semi-monthly payments. The lump sum payment is based on the actuarial present value of the future retirement payments utilizing the average yield of the 30-year Treasury Securities in effect two months prior to the beginning of the quarter during which retirement occurs. The benefits are not subject to any reduction for social security payments or any other offset amounts. Executive officers hired after December 31, 1997 are covered by a Supplemental Senior Officer Retirement Plan, an executive defined contribution plan, under which they receive an annual credit of six percent of base salary and annual incentive. They are vested after three years, upon attaining age sixty, or in the event of a change in control. They may elect to receive their benefit in either a lump sum or installments. They may elect to have amounts credited to their accounts accrue a return equivalent to the results of specified investment company investments. While the accounts will remain unfunded obligations of Nicor, Nicor has created a trust for its own benefit that will hold investments reflecting these obligations. The Company has also agreed to pay Mr. Strobel, who is covered by the Supplemental Senior Officer Retirement Plan, an additional annual retirement benefit for life of from $25,000 (if he completes three years of service) to $50,000 (if he completes five years of service) or its actuarial equivalent. He will be credited with three

13

additional years of service if he becomes entitled to benefits under his change in control agreement described in the next section. Credited years of service under these arrangements are as follows: Mr. Fisher, 35; Mr. Cali, 25; Ms. Halloran, 28; Mr. Strobel, 2; and Mr. Behrens, 6. In connection with Mr. Cali’s January 1, 2003 retirement, the company has agreed to pay him $305,000 in January 2004.

Change in Control Arrangements

In the event of a “change in control” of Nicor, then the following would generally occur:

•	Under the provisions of Nicor’s Long-Term Incentive Plan, all outstanding stock options, restricted stock and performance units will automatically become fully exercisable and/or vested;

•	Under the terms of the Salary Deferral Plan, any deferred balance account shall be determined as though the participant retired and distributed as soon as practical;

•

Under the terms of the Capital Accumulation Plan, under which certain executive officers deferred a portion of their salary or other compensation in 1984 and 1985, the amount deferred shall be credited at an interest rate of 20 percent per annum from the date of deferral, less amounts already received, and distributed as soon as practical following termination within two years of the control change for any reason other than death or total and permanent disability;

•	Under the terms of the Stock Deferral Plan, balances will be distributed as soon as practical; and

•	Under the terms of the Supplemental Senior Officer Retirement Plan, amounts accrued become fully vested and distributed as soon as practical.

In general, a change in control occurs if any person or group is or becomes a beneficial owner of or has accepted for payment 20% or more of the outstanding Common Stock or securities with 20% or more of the combined voting power of all Nicor voting securities; if the shareholders approve a plan of complete liquidation or dissolution of Nicor; if individuals who were the Board’s nominees for election shall not constitute a majority of the Board following the election; or upon consummation of a reorganization, merger, consolidation, or other business combination involving Nicor or the sale or other disposition of more than 50% of the operating assets of Nicor on a consolidated basis, unless Nicor stockholders continue to own at least 60% of the resulting entity in substantially the same proportion, no person thereby becomes the beneficial owner of 20% or more of the Common Stock or voting securities of the resulting entity, and members of the Nicor Board become at least a majority of the Board of the resulting entity. In addition, a change in control will occur for purposes of any stock-based award if a tender offer not approved by the Board is made whereby the offeror could become the owner of 50% or more of Nicor’s voting stock unless the offer is withdrawn by three business days prior to its scheduled termination.

The Board of Directors has entered into change in control agreements with Mr. Fisher, Ms. Halloran, Mr. Strobel and Mr. Behrens. These agreements generally provide for continued employment for two years following a change in control in their then-current positions at no less than their then-current compensation and benefits, and for the following upon termination of the executive’s employment by the executive for “good reason” or by Nicor without “cause” (as defined in the change in control agreement) during that period: (1) payment of an amount equal to three times (two times for Mr. Behrens) the sum of the executive’s annual base salary and the greater of the average bonus for the last two years or the current year target bonus; (2) full vesting plus credit for an additional three years (two years for Mr. Behrens) of age and service in the Supplemental Retirement Plan, or, for Mr. Strobel, under his Retirement Agreement and under the Supplemental Senior Officer Retirement Plan; (3) full vesting and an additional three years (two years for Mr. Behrens) of company contributions to the Savings Investment Plan; (4) full vesting of all outstanding stock incentive awards, which would continue to be exercisable for their full term or until the executive’s earlier death; (5) at least a three year (two years for Mr. Behrens) continuation of welfare benefits; and (6) outplacement and legal fees and other expenses. In addition, if any payments to the executive are subject to the excise tax on “parachute payments,” Nicor will make an additional payment to the executive so that the executive will receive net benefits as if no excise tax were payable. The agreements are automatically extended for an additional year on each December 31

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unless either party gives notice to the contrary by the preceding June 30. The agreements are also extended automatically for two years following any change in control while they are in effect.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Strobel was elected Senior Vice President, General Counsel and Secretary of Nicor Inc. and Nicor Gas Company in January 2001, Executive Vice President, General Counsel and Secretary in January 2002, and President in October 2002. Mr. Strobel’s wife, Pamela B. Strobel, is Executive Vice President of Exelon Corporation, and Vice Chairman, President and Chief Executive Officer of Exelon Energy Delivery Company and Chairman of Commonwealth Edison Company (ComEd) and PECO Energy Company — all of which are subsidiaries of Exelon Corporation. Since January 1, 2002, Nicor Gas and Exelon Corporation are parties to the following transactions, proposed transactions or business dealings: (1) Nicor Gas and ComEd are parties to an interim agreement approved by the Illinois Commerce Commission under which they cooperate in cleaning up residue at former manufactured gas plant sites. Under the interim agreement, costs are split between Nicor Gas and ComEd, except that, if they cannot agree upon a final allocation of costs, the interim agreement provides for arbitration. For 2002, Nicor Gas billed ComEd $4,438,695 and ComEd billed Nicor Gas $14,750,374. For 2003, Nicor Gas estimates that it will bill ComEd approximately $4,400,000 and that ComEd will bill Nicor Gas approximately $31,600,000. (2) Nicor Gas and Exelon Power Team are parties to a three-year agreement entered into in May 2000 pursuant to which Nicor Gas transports natural gas to an electric generating station in Rockford, Illinois. Nicor Gas received payments of $2,953,429 in 2002 under this agreement, and estimates that it will receive payments of approximately $2,550,000 in 2003. (3) Nicor Energy L.L.C. (Nicor Energy), which is indirectly 50% owned by Nicor Inc., is a power marketer and purchases electricity from ComEd for resale to certain Nicor Energy customers. Nicor Energy paid ComEd $61,675,168 for such purchases in 2002, and estimates that it will pay ComEd approximately $12,500,000 for such purchases in 2003. (4) Horizon Pipeline Company, L.L.C., which is indirectly 50% owned by Nicor Inc., acquired in 2002, for $4,500,000, a one-half interest in approximately 22 miles of ComEd’s right of way in connection with a pipeline project. Nicor Gas acquired the other one-half interest in 2001 for $4,500,000.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members of the Board of Directors. Each member of the Committee is independent of Nicor and its management, as defined by the New York Stock Exchange listing standards. Earlier this year, the Committee adopted and the Board approved a revised written charter, a copy of which is included with this proxy statement. The charter specifies the scope of the Committee’s responsibilities and how it carries out those responsibilities.

The Committee has reviewed and discussed Nicor’s quarterly and December 31, 2002 audited financial statements with management and with Deloitte & Touche LLP, the company’s independent public accountants. The Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Committee has received from Deloitte & Touche LLP the written disclosures required by Independence Standard No. 1, Independence Discussions with Audit Committees, by the Independence Standards Board, regarding their independence. The Committee has discussed with Deloitte & Touche LLP their independence and considered whether the provision of non-audit services referred to in this proxy statement under “Independent Public Accountants” is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2002 audited financial statements be included in Nicor’s Annual Report on Form 10-K for 2002.

Audit Committee of the Board of Directors of Nicor Inc.

Bruce P. Bickner, Chairperson    John H. Birdsall, III    Thomas A. Donahoe    John E. Jones

15

INDEPENDENT PUBLIC ACCOUNTANTS

Effective May 3, 2002, the Board of Directors, based on the recommendation of the Audit Committee, dismissed Nicor’s independent auditors, Arthur Andersen LLP, and engaged the services of Deloitte & Touche LLP as its new auditors.

The audit reports of Arthur Andersen LLP on the consolidated financial statements of Nicor for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2001 and 2000 and the subsequent interim period through May 3, 2002, there were no disagreements between Nicor and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

Based on the recommendation of the Audit Committee, the Board of Directors appointed Deloitte & Touche LLP to audit the company’s restated financial statements for the years 1999, 2000 and 2001, and to audit its financial statements for 2002 and 2003. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement and respond to appropriate questions.

Audit Fees

Fees billed or expected to be billed to Nicor by Deloitte & Touche LLP for professional services rendered for the audit of Nicor’s 2002 annual financial statements and the review of the financial statements included in its 2002 quarterly reports are $852,800.

Fees billed or expected to be billed to Nicor by Deloitte & Touche LLP for professional services rendered for the audit of Nicor’s restated financial statements for 1999, 2000 and 2001 are $1,200,000.

Financial Information Systems Design and Implementation Fees

No fees were paid by Nicor to Deloitte & Touche LLP for professional services rendered for information technology services in 2002.

All Other Fees

Fees paid by Nicor to Deloitte & Touche LLP in the year 2002 for all other professional services were:

Subsidiary company audits	$198,400
Regulatory inquiries	86,300
Employee benefit plan audits	58,525

Total	$343,225

In September of 2002 the Audit Committee adopted a resolution that (1) prohibited the retention of Deloitte & Touche LLP to perform any activities prohibited by the Sarbanes-Oxley Act of 2002; (2) pre-approved the engagement of Deloitte & Touche LLP by management for specific non-audit services; and (3) provided that any other services provided by Deloitte & Touche LLP must be approved by the Audit Committee prior to retaining the firm to do the work.

LITIGATION

Following Nicor’s July 18, 2002 press release concerning accounting irregularities at Nicor Energy, a joint venture in which Nicor has a 50% interest, and problems in connection with its PBR plan, three purported derivative lawsuits were brought against Mr. Fisher, Ms. Halloran and all members of Nicor’s Board of Directors (collectively, the “individual defendants”). Nicor was named as a nominal defendant in all three suits, which have since been consolidated. The actions were brought in the Circuit Court of Cook County, Illinois, Chancery Division. An amended complaint was filed on January 27, 2003. The plaintiffs allege that the individual

16

defendants breached their fiduciary duties to Nicor by allegedly causing or allowing Nicor to disseminate to the market materially misleading and inaccurate information, and failing to establish and maintain adequate accounting controls. Plaintiffs also contend that two of the defendants (Mr. Fisher and Mr. Birdsall) engaged in improper insider selling of Nicor stock at inflated prices. The plaintiffs seek compensatory and punitive damages, attorneys’ fees and costs, and other relief against the individual defendants on behalf of Nicor, but do not seek any damages against the company. Nicor and the individual defendants filed a motion to dismiss the action on February 26, 2003.

Nicor is advancing expenses for the defense of these lawsuits by the individual defendants as required by Article 10 of Nicor’s Articles of Incorporation.

STOCKHOLDER PROPOSALS

Stockholder proposals must be received at Nicor’s General Office, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before December 1, 2003, and must otherwise comply with Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 2004 Annual Meeting of Stockholders. In addition, written notice must be received on or before March 1, 2004 and must otherwise comply with Nicor’s By-Laws in order for stockholder proposals or nominations to be presented at the 2004 Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, Nicor knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

By order of the Board of Directors.

PAUL C. GRACEY, JR.
Vice President, General Counsel
and Secretary

March 31, 2003

17

Appendix A

NICOR INC.

AUDIT COMMITTEE CHARTER

Organization

The audit committee’s membership, including the number, qualifications and independence of its members, its written charter and its responsibilities shall comply with the corporate governance rules of the New York Stock Exchange (“NYSE”) and the requirements of the federal securities laws and the Securities and Exchange Commission (“SEC”).

The audit committee shall consist of at least three members, each of whom is independent of management and the company. The board of directors shall appoint the members of the audit committee annually and shall designate the chairman of the committee.

The board of directors shall also have the power at any time to change the membership of the audit committee and fill its vacancies. Subject to rules prescribed by the board of directors, the audit committee shall meet at such times, but not less than four times annually, and at such place as the members of the audit committee shall deem necessary or desirable. Meetings of the audit committee may be called at any time by the chairman of the committee or by any two members of the committee.

Except as expressly provided in this charter or the bylaws of the company, the audit committee shall fix its own rules of procedure.

Statement of Policy

The audit committee shall assist the board of directors in fulfilling its oversight responsibility relating to the company’s accounting and reporting practices, the quality and integrity of financial reports, adherence to the company’s ethics policy, the adequacy of internal controls, the effectiveness of risk management, the independence, qualifications and performance of the company’s independent auditor, and the performance of the internal audit function. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the audit committee, the independent auditors, the internal auditors, and the management of the company. The audit committee will periodically hold private, separate sessions with management, internal audit, and the external auditor.

Responsibilities and Duties

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the accounting and financial reporting practices of the company continue to comply with all applicable requirements and that they remain of the highest quality. The committee will review and reassess at least annually the audit committee charter in light of current circumstances and changes in regulations, and recommend any proposed revisions to the audit committee charter to the board of directors.

In carrying out its responsibilities, the audit committee will:

External Auditors:

•

Be directly responsible for the appointment, retention, compensation and oversight of the work of the company’s independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the issuer. The company’s independent auditor will report directly to the audit committee.

•

Pre-approve all auditing and non-audit services provided by the company’s independent auditor. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals. Such delegated pre-approvals shall be presented to the full audit committee at its next meeting.

A-1

•

Ensure that the independent auditor submits periodic reports regarding all relationships between the auditor and the company and, when appropriate, take action to satisfy itself of the independence of the independent auditor.

•

At least annually, obtain and review a report by the independent auditor describing the audit firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review or any inquiry or investigation by governmental or professional authorities within the preceding five years and any steps to deal with any such issues.

•	Discuss with the independent auditors and financial management of the company, the scope of the proposed annual audit and quarterly reviews for the current year.

•

Ensure that the independent auditor periodically reports to the audit committee: 1) all critical accounting policies and practices used by the company, 2) all alternative accounting treatments that have been discussed with management, ramifications of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and 3) other material written communications between the independent auditor and management.

•	Review with the independent auditors any problems or difficulties encountered during their audit and management’s responses thereto.

•	Set clear hiring policies for employees or former employees of the company’s independent auditors, consistent with SEC regulations and NYSE listing standards.

Internal Auditors:
•

Review the internal audit function of the company including its independence and authority, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

•	Review at least annually a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

Financial Reporting:
•

Discuss the annual audited financial statements and quarterly financial statements, including the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditors to determine significant financial reporting issues, the quality of and any changes to the application of accounting principles, the reasonableness of significant accounting estimates, the clarity of disclosures, and the existence of significant or unusual transactions.

•	Recommend to the board of directors the inclusion of the audited financial statements of the company in its Annual Report to Shareholders and Form 10-K.

•	Discuss with management the types of information to be presented in earnings releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Prepare the report of the audit committee required by the rules of the Securities and Exchange Commission to be included in the company’s annual meeting proxy statement.

•

Prior to the filing of each Form l0-Q and the Form l0-K, discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 under the professional standards of the American Institute of Certified Public Accountants.

A-2

Internal Control and Risk Management:
•

Review periodically and separately, with the independent auditors, the internal auditors and management, the adequacy and effectiveness of the accounting and financial controls of the company; any special audit steps adopted in light of material control deficiencies; and any recommendations for the improvement of controls or procedures.

•

Discuss with the company’s CEO and CFO disclosures made to them during their certification process for Forms 10-K and 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein, and any fraud involving management or other employees who have a significant role in the company’s internal controls.

•	Discuss with the company’s CEO and CFO their periodic certifications required to be made with the SEC and NYSE.

•	Review the results of procedures performed to determine adherence to the company’s code of conduct and ethics.

•	Discuss the company’s guidelines and policies with respect to risk assessment and risk management with management, the internal auditors and the independent auditors.

General:
•

Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and for the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

•	Discuss the significant matters from each audit committee meeting with the board of directors.

•	At least annually, perform a self-evaluation of the audit committee’s performance.

•

Obtain the advice and assistance from outside legal, accounting or other advisors as the committee determines necessary to carry out its duties. The committee may authorize the company to pay for such engagements, as well as to pay for the independent auditor hired by the committee.

•	Perform any other action necessary to comply with the regulations of the SEC and the NYSE.

A-3

Nico Inc. P.O. Box 3014 Naperville, IL 60566-7014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nicor Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NICOR1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NICOR INC.

The Board of Directors recommends a vote FOR the item listed below. Indicate your vote by an X in the appropriate box.	For All	With- hold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

Vote On Directors	|_|	|_|	|_|
1. R. M. Beavers, Jr.
2. B. P. Bickner
3. J. H. Birdsall, III
4. T. A. Donahoe
5. T. L. Fisher
6. J. E. Jones
7. D. J. Keller
8. W. A. Osborn
9. J. Rau
10. J. F. Riordan
11. P. A. Wier
	Yes	No

Please indicate if you plan to attend the meeting	|_|	|_|

Please vote, date, and sign your name(s) exactly as shown and mail promptly in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

     Nicor Inc.
P. O. Box 3014
Naperville, IL 60566-7014

Proxy Solicited by the Board of Directors

The undersigned appoints Thomas L. Fisher, John H. Birdsall, III, Patricia A. Wier, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of Nicor Inc., to be held April 30, 2003 or at any adjournment thereof, on the matter as set forth in the Proxy Statement and on all matters properly presented at the meeting.

Proxies will be voted as directed.

In the absence of specific direction, signed proxies will be voted FOR the item listed on the reverse side.